CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 12, 2010, with respect to the financial statements of ARC – Northcliffe Income Properties, Inc. (formerly Corporate Income Properties – ARC, Inc.) (a Maryland Corporation in the Developmental Stage) contained in this Pre-effective Amendment No. 1 to this Registration Statement and Prospectus on Form S-11. We consent to the use of the aforementioned report in the Pre-effective Amendment No. 1 to this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

December 21, 2010